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                                  EXHIBIT 11.1
                    COMPUTATION OF BASIC EARNINGS PER SHARE


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
                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                             ---------------------------
                                                                 1998            1997
                                                             -----------     -----------
Weighted average shares outstanding - Basic                    5,280,253       3,071,778
                                                             ===========     ===========
Net income (loss) from continuing operations                 $   328,013     $  (350,749)
Loss from discontinued operations                            $      --       $  (161,723)
                                                             -----------     -----------
Net income (loss)                                            $   328,013     $  (512,472)
                                                             ===========     ===========

Basic income (loss) per share from continuing operations     $      0.06     $     (0.12)
Basic loss per share from discontinued operations            $      --       $     (0.05)
                                                             -----------     -----------
Basic income (loss) per share                                $      0.06     $     (0.17)
                                                             ===========     ===========
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